                                                            Exhibit 99.2

                                                                [LOGO]
NEWS RELEASE                                        FERRO CORPORATION
-----------------------------                       1000 Lakeside Avenue
                                                    Cleveland, OH
                                                    44114-1147 USA
                                                    Phone: 216/641-8580

                                                    CONTACT:
                                                    John B. Atkinson
                                                    Director, Investor Relations

FOR IMMEDIATE RELEASE


          FERRO CORPORATION ANNOUNCES SIGNIFICANT FIRST QUARTER REVENUE
                              AND EARNINGS GROWTH

-   Revenue growth of 10 percent boosted by stronger Euro

-   Net income from continuing operations increases more than 90 percent

- Diluted earnings per share from continuing operations increase to $0.22 from $0.12



CLEVELAND, Ohio - April 22, 2003 - Ferro Corporation (NYSE:FOE) today announced a 10.1% increase in first quarter sales from continuing operations to $401.8 million, compared with $365.0 million in the first quarter 2002. Increased sales resulted from the favorable currency exchange impact of the Euro, higher volumes in several key end markets and increased product prices implemented to offset rising raw material costs.

Income from continuing operations increased more than 90 percent in the first quarter to $9.5 million, or $0.22 per diluted share, compared with $4.9 million, or $0.12 per diluted share in the first quarter 2002. Results for 2003 include $0.8 million of pretax integration and overall consolidation costs. Earnings in 2002 included $1.1 million of similar pretax integration and consolidation costs.

"Overall, we are pleased with our first quarter 2003 financial results," said Hector R. Ortino, chairman and chief executive officer. "We achieved significant revenue and earnings growth for the fourth consecutive quarter compared with prior periods. Most of our end markets have rebounded after a very soft fourth quarter 2002. The increased earnings in the quarter reflect the geographic and end-market diversity in our portfolio of businesses. Improved market conditions for electronics, higher prices, a stronger Euro and the overall continued strength in the Asia-Pacific region helped to offset the impact of the war in the Middle East and sharp cost increases for several of our key raw materials. We remain confident that the strategic transformation of the portfolio, the progress we have made integrating the dmc(2) acquisition and reducing our fixed cost base, provide us the opportunity to achieve significant revenue and earnings growth as global economic conditions continue to improve."





                                    - more -

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Page 2 of 3
Ferro First-Quarter 2003 Earnings


The Company also reported that the final stages of the dmc(2) integration process are proceeding as expected and will likely conclude sometime in the third quarter. Charges for the integration and other consolidation costs in Europe will approximate $10 million for 2003, with the majority of the charge likely to be incurred in the third quarter. Ortino commented, "The dmc(2) integration process has proven to be a success story for Ferro as we have exceeded all of our financial targets, retained key personnel, and made the process transparent to our customers. In addition, there are opportunities to further expand our market capabilities as global economic conditions improve."


SEGMENT RESULTS - FIRST QUARTER 2003

Sales from continuing operations in the Coatings segment increased nearly 12 percent to $260.0 million in the first quarter compared with $232.8 million in the first quarter 2002. Segment income from continuing operations increased approximately 19% to $24.2 million compared with $20.4 million in the year-ago quarter. The increase in revenue primarily reflects the strengthened Euro, materially higher global demand for electronics, slightly higher automotive build rates and an improved container glass market in the United States. This was partially offset by sluggish building and renovation market conditions in Europe and Latin America. The increase in segment income was largely the result of increased volumes in the key end markets mentioned, the strengthened Euro, and the benefits related to internal cost reductions and the integration of the dmc(2) businesses.

Sales from continuing operations in the Performance Chemicals segment increased more than 7 percent to $141.8 million in the first quarter, compared with $132.2 million in the first quarter of last year. Segment income from continuing operations was $9.0 million in the quarter, down from $9.4 million a year ago. Increased sales were driven mainly by a stronger Euro, higher selling prices, slightly improved automotive build rates and increased demand for pharmaceuticals and consumer packaging. Segment income decreased as the favorable impact of the Euro, higher prices and improved volumes in certain markets were offset by higher raw material costs, particularly in Specialty Plastics and Polymer Additives.


OUTLOOK

"Overall market demand has improved, but the rate of recovery and sustainability is still subject to improving global economic conditions", Ortino commented. "I am encouraged by what we are experiencing in the global electronics industry and several other key end markets following a very soft fourth quarter 2002, but European demand overall remains sluggish. While we expect our end market demand in North America and Asia Pacific to remain stable to growing, a recovery in Europe appears to be lagging. Despite this challenge, we remain confident we will experience significant earnings growth in 2003 due to an improved cost structure and the full year impact of the actions taken during 2002 to further integrate the dmc(2) business. We will remain diligent in our management of working capital, discretionary spending and debt reduction until we are certain a sustainable recovery is underway."


                                    - more -

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Page 3 of 3
Ferro First-Quarter 2003 Earnings



CONFERENCE CALL

The Company will host a conference call today, April 22, at 11 a.m. Eastern Daylight Time. During the call, Ferro management will discuss the quarterly results, progress on strategic actions and general business outlook. If you wish to participate in the call, dial (877) 310-1794 if calling from the United States or Canada, and dial (706) 643-3611 if calling from outside North America. Please call the assigned number approximately 10 minutes before the conference call is planned to begin.

A replay of the call will be available from 12 noon Eastern Time on April 22 until 6 p.m. Eastern Time on April 24. To access the replay, dial (800) 642-1687 if calling from the United States or Canada, and dial (706) 645-9291 if calling from outside North America. Please reference the conference identification number 9128491.



CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This press release contains statements about future events and expectations that may constitute "forward-looking statements" within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company's SEC filings.


ABOUT FERRO CORPORATION

..
Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.5 billion in 2002. For more information on Ferro, visit the Company's Web site at http://www.ferro.com/ or contact John Atkinson, 216-875-7155.


                                    - # # # -

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES

                                                             Three Months Ended
                                                                  March 31

                                                         (Unaudited)    (Unaudited)
(Dollars in Thousands, except per share amounts)            2003            2002
-----------------------------------------------------------------------------------

Net  Sales                                             $    401,770    $    365,023

Cost of Sales                                               300,669         271,713
Selling,  Administrative  and  General  Expenses             75,452          69,119
Other Charges (Credits):
  Interest  Expense                                           8,784          12,015
  Net Foreign Currency  Loss                                  1,189             776
  Other Expense - Net                                         1,524           3,450
                                                       ------------    ------------
      Income from Continuing Operations Before Taxes         14,152           7,950
Income Tax Expense                                            4,699           3,038
                                                       ------------    ------------

Income from Continuing Operations                             9,453           4,912
Discontinued Operations
  Earnings (Loss)  from Discontinued Operations,
  Net of tax                                                    (69)          2,308
                                                       ------------    ------------

Net Income                                                    9,384           7,220

Dividend  on  Preferred  Stock                                  547             670
                                                       ------------    ------------

Net  Income Available to Common Shareholders           $      8,837    $      6,550

Per  Common  Share  Data:
      Basic
            Income from Continuing Operations          $       0.22    $       0.12
            Discontinued Operations                           (0.00)           0.07
-----------------------------------------------------------------------------------
      Net Income                                       $       0.22    $       0.19
-----------------------------------------------------------------------------------
      Diluted
            Income from Continuing Operations          $       0.22    $       0.12
            Discontinued Operations                           (0.00)           0.07
-----------------------------------------------------------------------------------
      Net Income                                       $       0.22    $       0.19
-----------------------------------------------------------------------------------

Shares Outstanding:
      Average  Outstanding                               40,592,865      34,641,204
      Average  Diluted                                   42,634,914      37,634,121
      Actual End of Period                               40,622,963      34,840,055
-----------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEET
FERRO CORPORATION AND SUBSIDIARIES
MARCH 31, 2003 AND DECEMBER 31, 2002


                                           (Dollars in Thousands)
                                      (Unaudited)         (Audited)
ASSETS                              March 31, 2003    December 31, 2002
------                              --------------    -----------------
Current Assets:
     Cash and Cash Equivalents       $   10,932           $   14,942
     Net Receivables                    163,221              154,533
     Inventories                        197,653              183,055
     Other Current Assets (A)           149,649              133,055
                                     ----------           ----------

        Total Current Assets         $  521,455           $  485,585

Net Property, Plant & Equipment         577,579              577,754
Unamortized Intangible Assets           421,232              421,274
Other Assets                            119,325              119,860
                                     ----------           ----------
                                     $1,639,591           $1,604,473
                                     ==========           ==========

LIABILITIES
-----------
Current  Liabilities:
     Notes and Loans Payable         $   15,619           $    7,835
     Accounts Payable, Trade            221,529              207,873
     Other Current Liabilities (A)      193,430              188,459
                                     ----------           ----------

        Total Current Liabilities    $  430,578           $  404,167

Long - Term Debt                        442,802              443,552
Other Liabilities                       278,495              284,258
Shareholders' Equity                    487,716              472,496
                                     ----------           ----------
                                     $1,639,591           $1,604,473
                                     ==========           ==========



(A) Other current assets include assets held for sale of $ 28,950 and $ 27,046 at March 31, 2003 and December 31, 2002 respectively. Other current liabilities include liabilities associated with assets held for sale of $12,245 and $12,518 at March 31, 2003 and December 31, 2002 respectively.

FERRO CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)


                               Three Months Ended
                                     March 31
(Dollars in Thousands)         2003           2002
-----------------------------------------------------
SEGMENT SALES
Coatings                     $259,976        $232,840
Performance Chemicals         141,794         132,183
                             --------        --------
Total                        $401,770        $365,023

SEGMENT INCOME
Coatings                     $ 24,201        $ 20,369
Performance Chemicals           8,988           9,409
                             --------        --------
Total                        $ 33,189        $ 29,778

GEOGRAPHIC SALES
United States                $197,223        $185,170
International                 204,547         179,853
                             --------        --------
                             $401,770        $365,023